Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com
Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Second Quarter 2014 Financial Results;

Reaffirms 2014 EPS Guidance

•	2014 EPS guidance of $7.25 to $7.75 reaffirmed

•	Total Medicare Advantage membership up 14 percent YTD to over 2.8 million

•	Medicare stand-alone PDP membership up 19 percent YTD to nearly 3.9 million

•	Individual commercial membership up 122 percent YTD to over 1.1 million driven primarily by the company’s participation in health care exchanges

•	State-based Medicaid membership up 91 percent YTD to nearly 163,000

•	Healthcare Services segment pretax income for 1H14 up 62 percent versus the prior year

LOUISVILLE, KY (July 30, 2014) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended June 30, 2014 (2Q14) of $2.19, compared to diluted earnings per common share (EPS) of $2.63 for the quarter ended June 30, 2013 (2Q13). As expected, EPS for 2Q14 was lower than that for 2Q13 due primarily to investments in health care exchanges and state-based contracts(a) and higher specialty drug costs associated with a new treatment of Hepatitis C, partially offset by membership growth and a lower diluted share count. Additionally, results from 2Q13 included pretax expenses of $31 million ($0.12 per diluted common share) in connection with the company’s exit from its Puerto Rico Medicaid business effective September 30, 2013.

For the six months ended June 30, 2014 (1H14) the company reported EPS of $4.54 compared to $5.58 in the six months ended June 30, 2013 (1H13). The lower year-over-year earnings year to date reflected the items discussed above as well as $0.41 per share benefit in 1H13 from the settlement of contract claims with the Department of Defense (DoD) related to previously-disclosed litigation and the absence of the impact of sequestration for the company’s Medicare business.

The company reaffirmed its estimate for EPS for the year ending December 31, 2014 (FY14) to be in the range of $7.25 to $7.75.

“Our second-quarter and year-to-date results show the effectiveness of our integrated care delivery model in driving robust membership growth in our Medicare, health care exchange and state-based Medicaid businesses,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “We believe our strategy leads to higher quality care and better outcomes for our members, and combined with the power of our base businesses and favorable demographics, it comprises a strong foundation upon which Humana’s future growth will be built.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

Consolidated revenues for 2Q14 were $12.22 billion, an increase of 18.4 percent from $10.32 billion in 2Q13, with total premiums and services revenue up 18.6 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher medical membership in the Retail segment and higher group Medicare Advantage membership in the Employer Group segment.

1H14 consolidated revenues rose $3.13 billion, or 15.0 percent, to $23.93 billion from $20.81 billion in 1H13 with total premiums and services revenues of $23.75 billion up 15.2 percent, increasing $3.13 billion from $20.62 billion in the prior-year period. Higher Retail and Employer Group segment premiums and services revenues also drove the year-over-year change in 1H14.

Consolidated benefits expense

The 2Q14 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.1 percent declined by 30 basis points from 83.4 percent for the prior year’s quarter as the year over year benefit from the company’s previously announced exit from its Puerto Rico Medicaid business on September 30, 2013 more than offset higher ratios year over year in both the Retail and Employer Group segments. The company experienced favorable prior-year medical claims reserve development of $49 million in 2Q14 compared to $100 million in 2Q13.

The 1H14 consolidated benefit ratio of 82.7 percent decreased by 50 basis points from 83.2 percent in 1H13. The first-half decrease primarily reflects the same factors impacting the second quarter year-over-year comparison. The company experienced favorable prior-year medical claims reserve development of $346 million in 1H14 compared to $366 million in 1H13.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 15.1 percent for 2Q14 increased from 14.3 percent in 2Q13, primarily reflecting higher ratios in the Retail and Employer Group segments.

The 1H14 consolidated operating cost ratio of 15.2 percent increased from 14.1 percent in 1H13. The first-half increase reflects the same factors impacting the second quarter year-over-year comparison.

Balance sheet

At June 30, 2014, the company had cash, cash equivalents, and investment securities of $11.05 billion, down $657 million from $11.71 billion at March 31, 2014, primarily reflecting the funding of the company’s working capital needs due to higher contract deposit financing associated with Part D reinsurance subsidies and higher receivables associated with premium stabilization programs, commonly referred to as the 3Rs(b).

Parent company cash and short-term investments of $736 million at June 30, 2014 increased $337 million from $399 million at March 31, 2014, primarily due to dividends to the parent company from the operating subsidiaries, partially offset by share repurchases, capital expenditures, and payment of a cash dividend to shareholders during 2Q14. Cash and short-term investments at the parent at June 30, 2014 excluded approximately $219 million in dividends from subsidiaries not received until July 2014.

Days in claims payable of 49.4 at June 30, 2014 increased slightly from 48.0 days at March 31, 2014 due to an increase in claims inventories.

At June 30, 2014, net receivables of $240 million related to the 3Rs(b), were included primarily in other long-term assets. Approximately 64 percent of these net receivables related to reinsurance recoverables.

Debt-to-total capitalization at June 30, 2014 was 20.6 percent, down 50 basis points from 21.1 percent at March 31, 2014, primarily reflecting higher capitalization associated with 2Q14 earnings.

Cash flows from operations

The company used $200 million of cash flows in operations in 2Q14 compared to cash flows provided by operations of $173 million in 2Q13 with the change primarily driven by receivables recorded in 2Q14 associated with the 3Rs(b) and lower net income.

For 1H14, cash flows provided by operations totaled $471 million versus $585 million in cash flows from operations during 1H13. The year-over-year decline primarily reflected the same factors impacting second-quarter cash flows partially offset by other changes in working capital accounts.

Share repurchases and cash dividends

In April 2014, the Board of Directors replaced its previous share repurchase authorization (of which approximately $569 million remained unused) with a new $1 billion repurchase authorization with an expiration date of June 30, 2016.

During 2Q14, the company executed share repurchases of $101 million, or approximately 805,500 of its outstanding shares, at an average price of $125.04 per share under the current share repurchase authorization. As of July 30, 2014, approximately $899 million of this repurchase authorization was remaining.

The company paid cash dividends to its stockholders totaling $42 million in 2Q14 and $41 million in 2Q13. Cash dividends totaling $86 million were paid to the company’s stockholders during 1H14 versus $83 million in 1H13.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes the company’s contract with the Centers for Medicare and Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transitions (LI-NET) program and contracts with various states to provide dual eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) benefits.

Retail Segment Highlights

Enrollment:

•	Individual Medicare Advantage membership was 2,363,000 as of June 30, 2014, an increase of 333,300, or 16.4 percent, from 2,029,700 as of June 30, 2013 and up 294,300, or 14.2 percent from 2,068,700 at December 31, 2013, primarily due to net membership additions associated with the 2014 plan year as well as dual-eligible members from state-based contracts(a) in Virginia and Illinois.

•	Membership in the company’s individual stand-alone PDPs was 3,881,100 as of June 30, 2014, an increase of 660,500, or 20.5 percent, from 3,220,600 at June 30, 2013 and up 609,400 or 18.6 percent, from 3,271,700 at December 31, 2013. These increases resulted primarily from growth in the company’s low-priced Humana-Walmart plan offering.

•	Individual commercial medical membership increased to 1,120,800 at June 30, 2014, an increase of 642,800 or 134.5 percent, from 478,000 at June 30, 2013 and up 615,400 or 121.8 percent, from 505,400 at December 31, 2013. The membership growth for both periods primarily reflected new sales, both on-exchange and off-exchange, of plans compliant with the changes mandated by health care reform.

•	State-based Medicaid membership increased to 163,000 at June 30, 2014, an increase of 92,400 or 130.9 percent, from 70,600 at June 30, 2013 and up 77,500 or 90.6 percent, from 85,500 at December 31, 2013. This increase was primarily driven by the addition of membership from state-based contracts(a) for Medicaid TANF services in Kentucky and LTSS and TANF services in Florida.

•	Membership in individual specialty products(c) was 1,229,500 at June 30, 2014, an increase of 217,800 or 21.5 percent, from 1,011,700 at June 30, 2013 and up 187,000, or 17.9 percent, from 1,042,500 at December 31, 2013, primarily due to increased membership in dental and vision offerings.

Premiums and services revenue:

•	The 2Q14 premiums and services revenue for the Retail segment was $8.61 billion, an increase of 27.2 percent from $6.77 billion in 2Q13. The increase resulted primarily from a 16.2 percent increase in average individual Medicare Advantage membership year over year and membership growth related to health care exchanges.

Benefits expense:

•	The 2Q14 benefit ratio for the Retail segment of 84.7 percent increased 50 basis points from 84.2 percent in 2Q13 as returns on investments in clinical programs in the form of lower Medicare utilization and the inclusion of the health insurance industry fee in the pricing of the company’s products were more than offset by lower favorable prior-year medical claims reserve development, higher specialty drug costs related to a new treatment of Hepatitis C, and higher benefit ratios associated with new members from health care exchange offerings.

•	Retail segment benefits expense for 2Q14 included the beneficial effect of $42 million in favorable prior-year development compared to $72 million in 2Q13.

Operating costs:

•	The Retail segment’s operating cost ratio of 11.4 percent in 2Q14 increased 190 basis points from 9.5 percent in 2Q13. The increase primarily resulted from the non-deductible health insurance industry fee mandated by health care reform, investment spending for health care exchanges and new state-based contracts(a) and higher Medicare Advantage marketing and distribution costs, partially offset by scale efficiencies associated with growth in the company’s Medicare and individual commercial membership.

Pretax results:

•	Retail segment pretax income of $329 million in 2Q14 compared to $418 million in 2Q13, a decrease of $89 million, reflecting an increase in the segment’s benefit and operating cost ratios.

•	For 1H14, pretax earnings for the Retail Segment of $591 million decreased by $177 million from 1H13 pretax earnings of $768 million. The first-half decrease primarily reflected a higher operating cost ratio year over year. The segment’s 1H14 benefits ratio of 85.0 percent was unchanged compared to 1H13 despite 1H14 being negatively impacted by sequestration which became effective April 1, 2013. The segment’s operating cost ratio of 11.4 percent for 1H14 was up 220 basis points compared to 9.2 percent for 1H13 primarily due to the impact of the non-deductible health insurance industry fee and investments associated with health care exchanges and state-based contracts(a).

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and voluntary benefit products, as well as Administrative Services Only (ASO) products and health and wellness solutions businesses primarily marketed to employer groups.

Employer Group Segment Highlights

Enrollment:

•	Fully-insured group Medicare Advantage membership was 479,700 at June 30, 2014, an increase of 63,100 members, or 15.1 percent, from 416,600 at June 30, 2013 and up 50,600, or 11.8 percent, from 429,100 at December 31, 2013, primarily due to the addition of a new large account.

•	Group fully-insured commercial medical membership was 1,210,100 at June 30, 2014, an increase of 14,000 members, or 1.2 percent, from 1,196,100 at June 30, 2013 and declined by 26,900, or 2.2 percent from 1,237,000 at December 31, 2013, as higher small group business membership year over year was offset by lower membership in large group accounts. Approximately 62 percent of group fully-insured commercial medical membership was in small group accounts at June 30, 2014 versus 60 percent at June 30, 2013 and 61 percent at December 31, 2013.

•	Group ASO commercial medical membership decreased to 1,120,100 at June 30, 2014, a decline of 79,500, or 6.6 percent, from 1,199,600 at June 30, 2013, and down 42,700, or 3.7 percent from 1,162,800 at December 31, 2013. This decline reflects continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Membership in Employer Group specialty products(c) of 6,576,000 at June 30, 2014, declined 680,800, or 9.4 percent, from 7,256,800 at June 30, 2013, and declined 204,800, or 3.0 percent from 6,780,800 at December 31, 2013. This decrease resulted from declines in vision and dental membership related to the company’s planned discontinuance of certain unprofitable product distribution partnerships.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, rose 1,054,200, or 38.8 percent to 3,772,000 at June 30, 2014 from 2,717,800 at June 30, 2013 and rose 941,000, or 33.2 percent from 2,831,000 at December 31, 2013 primarily due to the addition of group Medicare members as well as individual Medicare Advantage and fully-insured individual commercial medical membership growth.

Premiums and services revenue:

•	The 2Q14 premiums and services revenue for the Employer Group segment was $3.07 billion, up 9.2 percent from $2.81 billion in 2Q13, primarily reflecting the impacts of higher average group Medicare Advantage membership.

Benefits expense:

•	The 2Q14 benefit ratio for the Employer Group segment was 83.4 percent, an increase of 90 basis points from 82.5 percent for 2Q13. The year-over-year increase in the benefit ratio primarily reflected the lower favorable prior-year medical claims reserve development and the impact of higher specialty prescription drug costs associated with a new treatment of Hepatitis C, partially offset by the inclusion of the health insurance industry fee and other health care reform related taxes and fees in pricing.

•	Employer Group segment benefits expense for 2Q14 included the beneficial effect of $9 million in favorable prior-year development compared to $27 million in 2Q13.

Operating costs:

•	The Employer Group segment’s operating cost ratio was 16.0 percent in 2Q14, an increase of 90 basis points from 15.1 percent(d) in 2Q13, primarily reflecting the impact of the non-deductible health insurance industry fee and other fees mandated by health care reform and a higher percentage of small group commercial group business which carries a higher operating cost ratio than large group business. These increases were partially offset by an increase in group Medicare Advantage membership which generally carries a lower operating cost ratio than commercial group medical membership.

Pretax results:

•	The 2Q14 Employer Group segment pretax income of $89 million declined from a pretax income of $134 million(d) in 2Q13, reflecting an increase in the segment’s benefit and operating cost ratios.

•	For 1H14, pretax earnings for the Employer Group Segment of $315 million decreased by $31 million versus 1H13 pretax earnings of $346 million(d). The first-half decrease primarily reflects an increase in the operating cost ratio year over year. The segment’s 1H14 benefits ratio of 81.1 percent was relatively unchanged compared to the 1H13 benefits ratio of 81.0 percent. The segment’s operating cost ratio of 16.1 percent for 1H14 was up 90 basis points compared to 15.2 percent for 1H13 primarily reflecting the impact of the non-deductible health insurance industry fee and other fees mandated by health care reform and a higher percentage of small group commercial group business which carries a higher operating cost ratio than large group business. These increases were partially offset by an increase in group Medicare Advantage membership which generally carries a lower operating cost ratio than commercial group medical membership.

HEALTHCARE SERVICES SEGMENT

This segment includes services offered to the company’s health plan members as well as to third parties including pharmacy solutions, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services.

Healthcare Services Segment Highlights

Revenues:

•	Revenues of $4.97 billion in 2Q14 for the Healthcare Services segment increased $1.06 billion, or 27.0 percent, from $3.91 billion(d) in 2Q13, primarily due to growth in the company’s pharmacy solutions and home-based services businesses.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio was 95.1 percent in 2Q14, a decrease of 80 basis points from 95.9 percent(d) in 2Q13, primarily reflecting scale efficiencies associated with growth in the company’s pharmacy solutions business.

Operating statistics:

•	Primary care providers in risk arrangements of approximately 13,300 at June 30, 2014 increased 23.1 percent from 10,800 at June 30, 2013, and increased 17.7 percent from 11,300 at December 31, 2013, primarily driven by the company’s focus on increasing the number of members served through these risk arrangements.

•	Membership in the Humana Chronic Care Program rose to 344,500 at June 30, 2014, up 62.5 percent from 212,000 at June 30, 2013, and up 22.9 percent from December 31, 2013, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for the company’s Medicare Advantage membership.

•	Pharmacy script volumes of 81.6 million for the quarter ended June 30, 2014 increased 20.4 percent compared to 67.8 million for the quarter ended June 30, 2013 driven primarily by higher average medical membership.

Pretax results:

•	Healthcare Services segment pretax income of $206 million in 2Q14 increased from $124 million(d) in 2Q13, reflecting revenue growth and increased profit contribution from the company’s pharmacy solutions and home-based services businesses, as they serve the company’s growing medical membership.

•	For 1H14, pretax earnings for the Healthcare Services Segment of $391 million increased by $149 million from 1H13 pretax earnings of $242 million(d), reflecting the same factors impacting the second quarter year-over-year comparison.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services business and closed-block long-term care insurance policies. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Premium revenue:

•	Premium revenue for Other Businesses declined substantially in 2Q14 compared to 2Q13 due to the previously announced exit from the company’s Puerto Rico Medicaid business noted above.

Pretax results:

•	Other Businesses reported a pretax income of $17 million in 2Q14 versus a pretax loss of $30 million in 2Q13. The 2Q13 results included $31 million of expenses associated with the loss of the Medicaid contracts in Puerto Rico.

•	For 1H14, Other Businesses reported pretax income of $42 million compared to pretax income of $28 million in 1H13. In addition to the factors impacting second quarter comparisons year-over-year for Other Businesses described above, 1H13 results include the beneficial effect of a $48 million favorable settlement of contract claims with the DoD related to previously-disclosed litigation.

Footnotes

(a)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(b)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products.
(c)	The company provides a full range of insured specialty products including dental, vision and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(d)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:30 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate , Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which has been deferred to at least October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. In addition, if Humana is unable to adjust its business model to address the non-deductible health insurance industry fee and other assessments, including the three-year commercial reinsurance fee, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible health insurance industry fee and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	Humana’s participation in, and the operational functionality of, the new federal and state health care exchanges, which have experienced certain technical difficulties in their early implementation and which entail uncertainties associated with mix and volume of business, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage operating costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2013;

•	Form 10-Q for the quarter ended March 31, 2014;

•	Form 8-Ks filed during 2014.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance information

Humana Inc. – Earnings Guidance Points as of July 30, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014	Comments
Diluted earnings per common share	$7.25 to $7.75
Revenues
Consolidated	$47 billion to $49 billion	Revenues include expected investment income.
Segments		Segment-level revenues include intersegment amounts that eliminate in consolidation.
Retail segment	$33.5 billion to $34.5 billion
Employer Group segment	$12 billion to $13 billion
Healthcare Services segment	$19.5 billion to $20.0 billion
Consolidated investment income	$350 million to $400 million	Investment income is included in revenue guidance above.
Change in ending medical membership
Retail segment
Medicare Advantage (MA)	Up 375,000 to 390,000	Includes MA membership sold directly to individuals as well as dual-eligible MA members from state-based contracts.
Medicare stand-alone PDPs	Up 575,000 to 625,000	Medicare stand-alone PDPs exclude Limited Income Newly Eligible Transitions (LI-NET) membership.
State-based Medicaid	Up 225,000 to 275,000

Includes Medicaid Temporary Assistance for Needy Families (TANF) which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) membership from state-based contracts.

Individual commercial	Up 425,000 to 500,000	Includes membership expectations for both on-exchange and off-exchange enrollment.
Medicare Supplement	Up 20,000 to 40,000
Employer Group segment
Medicare Advantage	Up 50,000 to 70,000
Commercial fully-insured	Down 35,000 to 45,000
Commercial ASO	Down 60,000 to 70,000
Benefit ratios		Benefits expense as a percent of premiums.
Retail segment	83.0% to 85.0%
Employer Group segment	83.0% to 84.0%
Operating cost ratios		Operating costs as a percent of total revenues excluding investment income.
Consolidated	15.4% to 16.0%
Healthcare Services segment	95.5% to 96.0%

Humana Inc. – Earnings Guidance Points as of July 30, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014	Comments
Consolidated depreciation and amortization (D&A)		Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement.
Income statement	$330 million to $340 million
Cash flows statement	$435 million to $445 million
Consolidated interest expense	$140 million to $145 million
Pretax results		Segment-level pretax results include the impact of net investment income.
Retail segment	$1.15 billion to $1.25 billion
Employer Group segment	$275 million to $325 million
Healthcare Services segment	$675 million to $725 million
Effective Tax Rate	46% to 47%	Reflects the non-deductibility of the health insurance industry fee.
Diluted shares	156.5 million to 157.5 million	Projections exclude the impact of future share repurchases.
Cash flows from operations	$1.1 billion to $1.4 billion	Includes anticipated FY14 receivables of $575 million to $775 million related to health care exchange risk adjustment, reinsurance, and risk corridor programs.
Capital expenditures	$525 million to $575 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

2Q14 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

2Q14 Earnings Release

Contents

Page	Description
S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	YTD Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-15	Healthcare Services Segment Metrics
S-16	Membership Detail
S-17-18	Premiums and Services Revenue Detail
S-19	Medicare Summary
S-20	Investments
S-21-23	Benefits Payable Detail and Statistics
S-24	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended June 30,		Dollar	Percentage
	2014	2013	Change	Change
Revenues:
Premiums	$11,584	$9,701	$1,883	19.4%
Services	546	528	18	3.4%
Investment income	92	92	—	0.0%

Total revenues	12,222	10,321	1,901	18.4%

Operating expenses:
Benefits	9,627	8,091	1,536	19.0%
Operating costs	1,835	1,461	374	25.6%
Depreciation and amortization	79	80	(1)	-1.3%

Total operating expenses	11,541	9,632	1,909	19.8%

Income from operations	681	689	(8)	-1.2%
Interest expense	35	35	—	0.0%

Income before income taxes	646	654	(8)	-1.2%
Provision for income taxes	302	234	68	29.1%

Net income	$344	$420	$(76)	-18.1%

Basic earnings per common share	$2.22	$2.66	$(0.44)	-16.5%
Diluted earnings per common share	$2.19	$2.63	$(0.44)	-16.7%
Shares used in computing basic earnings per common share (000’s)	155,423	157,975
Shares used in computing diluted earnings per common share (000’s)	157,046	159,521

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Six Months Ended June 30,		Dollar	Percentage
	2014	2013	Change	Change
Revenues:
Premiums	$22,667	$19,569	$3,098	15.8%
Services	1,084	1,053	31	2.9%
Investment income	183	185	(2)	-1.1%

Total revenues	23,934	20,807	3,127	15.0%

Operating expenses:
Benefits	18,751	16,286	2,465	15.1%
Operating costs	3,620	2,907	713	24.5%
Depreciation and amortization	161	160	1	0.6%

Total operating expenses	22,532	19,353	3,179	16.4%

Income from operations	1,402	1,454	(52)	-3.6%
Interest expense	70	70	—	0.0%

Income before income taxes	1,332	1,384	(52)	-3.8%
Provision for income taxes	620	491	129	26.3%

Net income	$712	$893	$(181)	-20.3%

Basic earnings per common share	$4.59	$5.64	$(1.05)	-18.6%
Diluted earnings per common share	$4.54	$5.58	$(1.04)	-18.6%
Shares used in computing basic earnings per common share (000’s)	155,257	158,446
Shares used in computing diluted earnings per common share (000’s)	156,846	159,962

Humana Inc.

2Q14 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$6,475	$1,366	$—	$—	$—	$7,841
Medicare stand-alone PDP	939	2	—	—	—	941

Total Medicare	7,414	1,368	—	—	—	8,782

Fully-insured	912	1,321	—	—	—	2,233
Specialty	66	275	—	—	—	341
Military services	—	—	—	4	—	4
Medicaid and other (A)	206	—	—	18	—	224

Total premiums	8,598	2,964	—	22	—	11,584

Services revenue:
Provider	—	6	307	—	—	313
ASO and other (B)	13	81	—	114	—	208
Pharmacy	—	—	25	—	—	25

Total services revenue	13	87	332	114	—	546

Total revenues—external customers	8,611	3,051	332	136	—	12,130

Intersegment revenues
Services	—	16	3,697	—	(3,713)	—
Products	—	—	938	—	(938)	—

Total intersegment revenues	—	16	4,635	—	(4,651)	—

Investment income	18	11	—	15	48	92

Total revenues	8,629	3,078	4,967	151	(4,603)	12,222

Operating expenses:
Benefits	7,283	2,472	—	27	(155)	9,627
Operating costs	982	492	4,726	103	(4,468)	1,835
Depreciation and amortization	35	25	35	4	(20)	79

Total operating expenses	8,300	2,989	4,761	134	(4,643)	11,541

Income from operations	329	89	206	17	40	681
Interest expense	—	—	—	—	35	35

Income before income taxes	$329	$89	$206	$17	$5	$646

Benefit ratio	84.7%	83.4%		122.7%		83.1%
Operating cost ratio	11.4%	16.0%	95.1%	75.7%		15.1%

Humana Inc.

2Q13 Segment Financial Information (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,572	$1,160	$—	$—	$—	$6,732
Medicare stand-alone PDP	785	2	—	—	—	787

Total Medicare	6,357	1,162	—	—	—	7,519

Fully-insured	285	1,273	—	—	—	1,558
Specialty	52	275	—	—	—	327
Military services	—	—	—	5	—	5
Medicaid and other (A)	72	—	—	220	—	292

Total premiums	6,766	2,710	—	225	—	9,701

Services revenue:
Provider	—	5	312	—	—	317
ASO and other (B)	2	82	—	114	—	198
Pharmacy	—	—	13	—	—	13

Total services revenue	2	87	325	114	—	528

Total revenues—external customers	6,768	2,797	325	339	—	10,229

Intersegment revenues
Services	—	12	2,906	—	(2,918)	—
Products	—	—	680	—	(680)	—

Total intersegment revenues	—	12	3,586	—	(3,598)	—

Investment income	18	10	—	15	49	92

Total revenues	6,786	2,819	3,911	354	(3,549)	10,321

Operating expenses:
Benefits	5,696	2,235	—	251	(91)	8,091
Operating costs	640	423	3,751	129	(3,482)	1,461
Depreciation and amortization	32	27	36	4	(19)	80

Total operating expenses	6,368	2,685	3,787	384	(3,592)	9,632

Income (loss) from operations	418	134	124	(30)	43	689
Interest expense	—	—	—	—	35	35

Income (loss) before income taxes	$418	$134	$124	$(30)	$8	$654

Benefit ratio	84.2%	82.5%		111.6%		83.4%
Operating cost ratio	9.5%	15.1%	95.9%	38.1%		14.3%

Humana Inc.

YTD 2Q14 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$12,935	$2,750	$—	$—	$—	$15,685
Medicare stand-alone PDP	1,802	4	—	—	—	1,806

Total Medicare	14,737	2,754	—	—	—	17,491

Fully-insured	1,437	2,650	—	—	—	4,087
Specialty	125	550	—	—	—	675
Military services	—	—	—	10	—	10
Medicaid and other (A)	375	—	—	29	—	404

Total premiums	16,674	5,954	—	39	—	22,667

Services revenue:
Provider	—	11	597	—	—	608
ASO and other (B)	27	162	—	241	—	430
Pharmacy	—	—	46	—	—	46

Total services revenue	27	173	643	241	—	1,084

Total revenues—external customers	16,701	6,127	643	280	—	23,751

Intersegment revenues
Services	—	35	7,151	—	(7,186)	—
Products	—	—	1,784	—	(1,784)	—

Total intersegment revenues	—	35	8,935	—	(8,970)	—

Investment income	37	21	—	30	95	183

Total revenues	16,738	6,183	9,578	310	(8,875)	23,934

Operating expenses:
Benefits	14,170	4,828	—	55	(302)	18,751
Operating costs	1,905	991	9,116	205	(8,597)	3,620
Depreciation and amortization	72	49	71	8	(39)	161

Total operating expenses	16,147	5,868	9,187	268	(8,938)	22,532

Income from operations	591	315	391	42	63	1,402
Interest expense	—	—	—	—	70	70

Income (loss) before income taxes	$591	$315	$391	$42	$(7)	$1,332

Benefit ratio	85.0%	81.1%		141.0%		82.7%
Operating cost ratio	11.4%	16.1%	95.2%	73.2%		15.2%

Humana Inc.

YTD 2Q13 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$11,308	$2,350	$—	$—	$—	$13,658
Medicare stand-alone PDP	1,546	4	—	—	—	1,550

Total Medicare	12,854	2,354	—	—	—	15,208

Fully-insured	564	2,541	—	—	—	3,105
Specialty	101	550	—	—	—	651
Military services	—	—	—	16	—	16
Medicaid and other (A)	151	—	—	438	—	589

Total premiums	13,670	5,445	—	454	—	19,569

Services revenue:
Provider	—	9	618	—	—	627
ASO and other (B)	4	166	—	234	—	404
Pharmacy	—	—	22	—	—	22

Total services revenue	4	175	640	234	—	1,053

Total revenues—external customers	13,674	5,620	640	688	—	20,622

Intersegment revenues
Services	—	23	5,707	—	(5,730)	—
Products	—	—	1,334	—	(1,334)	—

Total intersegment revenues	—	23	7,041	—	(7,064)	—

Investment income	36	21	—	30	98	185

Total revenues	13,710	5,664	7,681	718	(6,966)	20,807

Operating expenses:
Benefits	11,625	4,412	—	438	(189)	16,286
Operating costs	1,253	856	7,367	244	(6,813)	2,907
Depreciation and amortization	64	50	72	8	(34)	160

Total operating expenses	12,942	5,318	7,439	690	(7,036)	19,353

Income from operations	768	346	242	28	70	1,454
Interest expense	—	—	—	—	70	70

Income before income taxes	$768	$346	$242	$28	$—	$1,384

Benefit ratio	85.0%	81.0%		96.5%		83.2%
Operating cost ratio	9.2%	15.2%	95.9%	35.5%		14.1%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	June 30,	December 31,	YTD Change
	2014	2013	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,593	$1,138
Investment securities	7,565	8,090
Receivables, net	2,074	950
Other current assets	2,854	2,122

Total current assets	14,086	12,300	$1,786	14.5%
Property and equipment, net	1,289	1,218
Long-term investment securities	1,895	1,710
Goodwill	3,696	3,733
Other long-term assets	2,155	1,774

Total assets	23,121	20,735	$2,386	11.5%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	4,778	3,893
Trade accounts payable and accrued expenses	2,559	1,821
Book overdraft	294	403
Unearned revenues	249	206

Total current liabilities	7,880	6,323	$1,557	24.6%
Long-term debt	2,595	2,600
Future policy benefits payable	2,286	2,207
Other long-term liabilities	360	289

Total liabilities	13,121	11,419	$1,702	14.9%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 197,795,664 issued at June 30, 2014	33	33
Capital in excess of par value	2,376	2,267
Retained earnings	9,567	8,942
Accumulated other comprehensive income	260	158
Treasury stock, at cost, 43,540,726 shares at June 30, 2014	(2,236)	(2,084)

Total stockholders’ equity	10,000	9,316	$684	7.3%

Total liabilities and stockholders’ equity	$23,121	$20,735	$2,386	11.5%

Debt-to-total capitalization ratio	20.6%	21.8%
Return on Invested Capital (ROIC)—trailing 12 months	8.4%	10.5%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended June 30,		Dollar	Percentage
	2014	2013	Change	Change
Cash flows from operating activities
Net income	$344	$420
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	106	104
Net realized capital gains	(2)	(5)
Stock-based compensation	22	19
Benefit for deferred income taxes	(13)	(8)
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(613)	(272)
Other assets	(348)	22
Benefits payable	346	67
Other liabilities	(43)	(138)
Unearned revenues	(15)	(50)
Other, net	16	14

Net cash (used in) provided by operating activities	(200)	173	($373)	-215.6%

Cash flows from investing activities
Acquisitions, net of cash acquired	3	(7)
Purchases of property and equipment	(110)	(97)
Proceeds from sale of business	—	33
Purchases of investment securities	(461)	(602)
Maturities of investment securities	254	255
Proceeds from sales of investment securities	889	662

Net cash provided by investing activities	575	244	$331	135.7%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(347)	(104)
Change in book overdraft	27	(44)
Common stock repurchases	(103)	(137)
Excess tax benefit from stock-based compensation	1	(1)
Dividends paid	(42)	(41)
Proceeds from stock option exercises and other	20	31

Net cash used in financing activities	(444)	(296)	($148)	-50.0%

(Decrease) increase in cash and cash equivalents	(69)	121
Cash and cash equivalents at beginning of period	1,662	1,398

Cash and cash equivalents at end of period	$1,593	$1,519

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Six Months Ended June 30,		Dollar	Percentage
	2014	2013	Change	Change
Cash flows from operating activities
Net income	$712	$893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213	206
Net realized capital gains	(3)	(10)
Stock-based compensation	55	51
Benefit for deferred income taxes	(39)	(8)
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(1,137)	(860)
Other assets	(914)	(108)
Benefits payable	885	378
Other liabilities	641	52
Unearned revenues	42	(37)
Other, net	16	28

Net cash provided by operating activities	471	585	($114)	-19.5%

Cash flows from investing activities
Acquisitions, net of cash acquired	(3)	(12)
Purchases of property and equipment	(216)	(187)
Proceeds from sale of business	72	33
Purchases of investment securities	(968)	(1,385)
Maturities of investment securities	512	549
Proceeds from sales of investment securities	1,007	854

Net cash provided by (used in) investing activities	404	(148)	$552	373.0%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(127)	132
Change in book overdraft	(109)	(78)
Common stock repurchases	(152)	(231)
Excess tax benefit from stock-based compensation	9	—
Dividends paid	(86)	(83)
Proceeds from stock option exercises and other	45	36

Net cash used in financing activities	(420)	(224)	($196)	-87.5%

Increase in cash and cash equivalents	455	213
Cash and cash equivalents at beginning of period	1,138	1,306

Cash and cash equivalents at end of period	$1,593	$1,519

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended June 30,			Percentage	Six Months Ended June 30,			Percentage
	2014	2013	Difference	Change	2014	2013	Difference	Change
Benefit ratio
Retail	84.7%	84.2%	0.5%		85.0%	85.0%	0.0%
Employer Group	83.4%	82.5%	0.9%		81.1%	81.0%	0.1%
Other Businesses	122.7%	111.6%	11.1%		141.0%	96.5%	44.5%
Consolidated	83.1%	83.4%	-0.3%		82.7%	83.2%	-0.5%
Operating cost ratio
Retail	11.4%	9.5%	1.9%		11.4%	9.2%	2.2%
Employer Group	16.0%	15.1%	0.9%		16.1%	15.2%	0.9%
Healthcare Services	95.1%	95.9%	-0.8%		95.2%	95.9%	-0.7%
Other Businesses	75.7%	38.1%	37.6%		73.2%	35.5%	37.7%
Consolidated	15.1%	14.3%	0.8%		15.2%	14.1%	1.1%
Detail of pretax income (loss)
Retail	$329	$418	($89)	-21.3%	$591	$768	($177)	-23.0%
Employer Group	$89	$134	($45)	-33.6%	$315	$346	($31)	-9.0%
Healthcare Services	$206	$124	$82	66.1%	$391	$242	$149	61.6%
Other Businesses	$17	($30)	$47	156.7%	$42	$28	$14	50.0%
Consolidated	$646	$654	($8)	-1.2%	$1,332	$1,384	($52)	-3.8%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013	Difference		Quarter Ended March 31, 2014	Difference
Primary Care Providers:
Risk (D)
Owned / JV	2,900	2,900	—	0.0%	2,900	—	0.0%
Contracted	10,400	7,900	2,500	31.6%	10,300	100	1.0%
Path-to-Risk (E)	25,200	21,800	3,400	15.6%	27,100	(1,900)	-7.0%
Medicare Care Management Professionals:
Employed	6,800	3,600	3,200	88.9%	6,400	400	6.3%
Contracted	10,400	5,400	5,000	92.6%	8,600	1,800	20.9%

Total	17,200	9,000	8,200	91.1%	15,000	2,200	14.7%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	344,500	212,000	132,500		297,500	47,000
Number of high-risk discharges enrolled in Humana Transitions Program	20,400	5,500	14,900		9,400	11,000

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013	Year-over-Year Difference		Quarter Ended March 31, 2014	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	87.5%	86.6%	0.9%		87.1%	0.4%
Employer Group	81.3%	80.0%	1.3%		81.0%	0.3%
Total	87.0%	86.0%	1.0%		86.6%	0.4%

Mail-Order Penetration
Retail	23.9%	22.5%	1.4%		24.4%	-0.5%
Employer Group	13.5%	14.0%	-0.5%		13.6%	-0.1%
Total	23.0%	21.7%	1.3%		23.5%	-0.5%

			Difference	Percentage Change		Difference	Percentage Change
Script volume
Retail	73,100	60,000	13,100	21.8%	70,400	2,700	3.8%
Employer Group	8,500	7,800	700	9.0%	8,200	300	3.7%

Total	81,600	67,800	13,800	20.4%	78,600	3,000	3.8%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	87.3%	86.5%	0.8%
Employer Group	81.1%	79.9%	1.2%
Total	86.8%	85.9%	0.9%

Mail-Order Penetration
Retail	23.9%	22.6%	1.3%
Employer Group	13.6%	14.2%	-0.6%
Total	23.1%	21.9%	1.2%

			Difference	Percentage Change
Script volume
Retail	143,500	118,800	24,700	20.8%
Employer Group	16,700	15,500	1,200	7.7%

Total	160,200	134,300	25,900	19.3%

Humana Inc.

Membership Detail

In thousands

	Ending	Average	Ending	Year-over-Year Change		Ending	YTD Change
	June 30, 2014	2Q14	June 30, 2013	Amount	Percent	December 31, 2013	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,363.0	2,352.2	2,029.7	333.3	16.4%	2,068.7	294.3	14.2%
Medicare stand-alone PDPs	3,881.1	3,874.0	3,220.6	660.5	20.5%	3,271.7	609.4	18.6%
Individual commercial	1,120.8	1,032.1	478.0	642.8	134.5%	505.4	615.4	121.8%
State-based Medicaid (F)	163.0	145.6	70.6	92.4	130.9%	85.5	77.5	90.6%
Medicare Supplement	123.5	122.3	90.3	33.2	36.8%	94.7	28.8	30.4%

Total Retail	7,651.4	7,526.2	5,889.2	1,762.2	29.9%	6,026.0	1,625.4	27.0%

Employer Group
Medicare Advantage fully-insured	479.7	479.1	416.6	63.1	15.1%	429.1	50.6	11.8%
Medicare stand-alone PDPs	4.4	4.4	3.7	0.7	18.9%	4.2	0.2	4.8%
Fully-insured medical commercial	1,210.1	1,206.9	1,196.1	14.0	1.2%	1,237.0	(26.9)	-2.2%
ASO commercial	1,120.1	1,121.2	1,199.6	(79.5)	-6.6%	1,162.8	(42.7)	-3.7%

Total Employer Group	2,814.3	2,811.6	2,816.0	(1.7)	-0.1%	2,833.1	(18.8)	-0.7%

Other Businesses
Military services	3,111.3	3,100.5	3,104.6	6.7	0.2%	3,101.8	9.5	0.3%
Puerto Rico Medicaid and other	36.7	37.0	560.8	(524.1)	-93.5%	23.4	13.3	56.8%

Total Other Businesses	3,148.0	3,137.5	3,665.4	(517.4)	-14.1%	3,125.2	22.8	0.7%

Total Medical Membership	13,613.7	13,475.3	12,370.6	1,243.1	10.0%	11,984.3	1,629.4	13.6%

Specialty Membership:
Retail
Dental-fully-insured	889.1	873.4	723.7	165.4	22.9%	739.3	149.8	20.3%
Vision	202.7	197.1	145.7	57.0	39.1%	156.5	46.2	29.5%
Other supplemental benefits (G)	137.7	139.3	142.3	(4.6)	-3.2%	146.7	(9.0)	-6.1%

Total Retail	1,229.5	1,209.8	1,011.7	217.8	21.5%	1,042.5	187.0	17.9%

Employer Group
Dental-fully-insured	2,401.6	2,401.2	2,508.3	(106.7)	-4.3%	2,513.5	(111.9)	-4.5%
Dental-ASO	792.1	793.6	863.8	(71.7)	-8.3%	873.0	(80.9)	-9.3%
Vision	2,080.1	2,078.2	2,538.4	(458.3)	-18.1%	2,035.8	44.3	2.2%
Other supplemental benefits (G)	1,302.2	1,310.1	1,346.3	(44.1)	-3.3%	1,358.5	(56.3)	-4.1%

Total Employer Group	6,576.0	6,583.1	7,256.8	(680.8)	-9.4%	6,780.8	(204.8)	-3.0%

Total Specialty Membership	7,805.5	7,792.9	8,268.5	(463.0)	-5.6%	7,823.3	(17.8)	-0.2%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (H)
	Three Months Ended June 30,		Dollar	Percentage	Three Months Ended June 30,
	2014	2013	Change	Change	2014	2013
Premiums and Services Revenue
Retail:
Medicare Advantage	$6,475	$5,572	$903	16.2%	$918	$918
Medicare stand-alone PDPs	939	785	154	19.6%	81	81
Individual commercial	852	241	611	253.5%	275	170
State-based Medicaid (F)	206	72	134	186.1%	472	339
Medicare Supplemental	60	44	16	36.4%	164	164
Specialty	66	52	14	26.9%	18	17
ASO & other services (B)	13	2	11	550.0%

Total Retail	8,611	6,768	1,843	27.2%

Employer Group:
Medicare Advantage fully-insured	1,366	1,160	206	17.8%	950	931
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,321	1,273	48	3.8%	365	354
Specialty	275	275	—	0.0%	16	14
ASO & other services (B)	103	99	4	4.0%

Total Employer Group	3,067	2,809	258	9.2%

Healthcare Services:
Pharmacy solutions	4,229	3,225	1,004	31.1%
Provider services	542	560	(18)	-3.2%
Home based services	163	95	68	71.6%
Integrated behavioral health services	33	31	2	6.5%

Total Healthcare Services	4,967	3,911	1,056	27.0%

Other Businesses:
Military services (I)	96	101	(5)	-5.0%
Puerto Rico Medicaid and other (J)	40	238	(198)	-83.2%	162	131

Total Other Businesses	$136	$339	$(203)	-59.9%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (H)
	Six Months Ended June 30,		Dollar	Percentage	Six Months Ended June 30,
	2014	2013	Change	Change	2014	2013
Premiums and Services Revenue
Retail:
Medicare Advantage	$12,935	$11,308	$1,627	14.4%	$922	$934
Medicare stand-alone PDPs	1,802	1,546	256	16.6%	78	80
Individual commercial	1,320	477	843	176.7%	262	172
State-based Medicaid (F)	375	151	224	148.3%	473	342
Medicare Supplemental	117	87	30	34.5%	163	164
Specialty	125	101	24	23.8%	18	17
ASO & other services (B)	27	4	23	575.0%

Total Retail	16,701	13,674	3,027	22.1%

Employer Group:
Medicare Advantage fully-insured	2,750	2,350	400	17.0%	960	947
Medicare stand-alone PDPs	4	4	—	0.0%
Fully-insured medical commercial	2,650	2,541	109	4.3%	367	353
Specialty	550	550	—	0.0%	16	14
ASO & other services (B)	208	198	10	5.1%

Total Employer Group	6,162	5,643	519	9.2%

Healthcare Services:
Pharmacy solutions	8,107	6,319	1,788	28.3%
Provider services	1,101	1,121	(20)	-1.8%
Home based services	304	178	126	70.8%
Integrated behavioral health	66	63	3	4.8%

Total Healthcare Services	9,578	7,681	1,897	24.7%

Other Businesses:
Military services (I)	206	211	(5)	-2.4%
Puerto Rico Medicaid and other (J)	74	477	(403)	-84.5%	129	131

Total Other Businesses	$280	$688	$(408)	-59.3%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (H)
	Three Months Ended June 30,		Year-over-year Change		Three Months Ended June 30,
	2014	2013	Amount	Percent	2014	2013
Premiums
Medicare Advantage	$7,841	$6,732	$1,109	16.5%	$923	$920
Medicare stand-alone PDPs	941	787	154	19.6%	81	$81

Total Medicare	$8,782	$7,519	$1,263	16.8%

					Per Member per Month (H)
	Six Months Ended June 30,		Year-over-year Change		Six Months Ended June 30,
	2014	2013	Amount	Percent	2014	2013
Premiums
Medicare Advantage	$15,685	$13,658	$2,027	14.8%	$929	$936
Medicare stand-alone PDPs	1,806	1,550	256	16.5%	78	80

Total Medicare	$17,491	$15,208	$2,283	15.0%

	Ending	Ending	Year-over-year Change
	June 30, 2014	June 30, 2013	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,842.7	2,446.3	396.4	16.2%
Medicare stand-alone PDPs	3,885.5	3,224.3	661.2	20.5%

Total Medicare	6,728.2	5,670.6	1,057.6	18.7%

			Member Mix
	Ending	Ending	June 30,	June 30,
	June 30, 2014	June 30, 2013	2014	2013
Retail Segment Detail
Medicare Advantage Membership
HMO	1,257.1	1,027.7	53.2%	50.6%
PPO	1,105.9	1,002.0	46.8%	49.4%

Total Individual Medicare	2,363.0	2,029.7	100.0%	100.0%

Medicare Advantage Membership
Risk (D)	659.2	541.4	27.9%	26.7%
Path-to-Risk (E)	587.5	404.9	24.9%	19.9%
Other	1,116.3	1,083.4	47.2%	53.4%

Total Individual Medicare	2,363.0	2,029.7	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	6/30/2014	3/31/2014	12/31/2013
Investment Portfolio:
Cash & cash equivalents	$1,593	$1,662	$1,138
Investment securities	7,565	8,248	8,090
Long-term investment securities	1,895	1,800	1,710

Total investment portfolio	$11,053	$11,710	$10,938

Duration (K)	4.35	4.36	4.33

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,593	$1,662	$1,138

U.S. Government and agency obligations
U.S. Treasury and agency obligations	378	520	584
U.S. Government residential mortgage-backed	1,497	1,845	1,792
U.S. Government commercial mortgage-backed	25	27	28

Total U.S. Government and agency obligations	1,900	2,392	2,404

Tax-exempt municipal securities
Pre-refunded	144	200	222
Insured	526	556	548
Other	2,449	2,397	2,188
Auction rate securities	13	13	13

Total tax-exempt municipal securities	3,132	3,166	2,971

Residential mortgage-backed
Prime residential mortgages	19	19	21
Alt-A residential mortgages	1	1	1

Total residential mortgage-backed	20	20	22

Commercial mortgage-backed	644	665	673

Asset-backed securities	42	50	63

Corporate securities
Financial services	774	811	825
Other	2,948	2,944	2,842

Total corporate securities	3,722	3,755	3,667

Total investment portfolio	$11,053	$11,710	$10,938

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	June 30,	June 30,	December 31,
	2014	2013	2013
Detail of benefits payable
IBNR and other benefits payable (L)	$3,744	$3,297	$3,199
Unprocessed claim inventories (M)	400	380	313
Processed claim inventories (N)	433	334	202
Payable to pharmacy benefit administrator (O)	201	149	179

Benefits payable, excluding military services	4,778	4,160	3,893
Military services benefits payable (P)	—	(3)	—

Total Benefits Payable	$4,778	$4,157	$3,893

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013
Year-to-date changes in benefits payable, excluding military services (Q)
Balances at January 1	$3,893	$3,775	$3,775
Acquisitions	—	—	5
Incurred related to:
Current year	19,086	16,632	32,711
Prior years (R)	(346)	(366)	(474)

Total incurred	18,740	16,266	32,237

Paid related to:
Current year	(14,662)	(12,884)	(29,103)
Prior years	(3,193)	(2,997)	(3,021)

Total paid	(17,855)	(15,881)	(32,124)

Balances at end of period	$4,778	$4,160	$3,893

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$18,740	$16,266	$32,237
Military services benefit expense	6	(37)	(27)
Future policy benefit expense (S)	5	57	354

Consolidated Benefit Expense	$18,751	$16,286	$32,564

Humana Inc.

Benefits Payable Statistics (T)

Receipt Cycle Time (U)

	2014	2013	Change	Percentage Change
1st Quarter Average	13.6	12.5	1.1	8.8%
2nd Quarter Average	13.5	13.1	0.4	3.1%
3rd Quarter Average		13.4	n/a	n/a
4th Quarter Average		13.4	n/a	n/a

Full Year Average	13.6	13.1	0.5	3.8%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1
3/31/2013	$327	1,247	4.7
6/30/2013	$380	1,274	4.7
9/30/2013	$404	1,879	7.4
12/31/2013	$313	1,240	4.5
3/31/2014	$363	1,334	4.9

6/30/2014	$400	1,422	4.5

Humana Inc.

Benefits Payable Statistics (Continued) (T)

Days in Claims Payable (V)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%
3/31/2013	49.0	(1.1)	-2.2%
6/30/2013	50.7	(0.3)	-0.6%
9/30/2013	49.5	(2.1)	-4.1%
12/31/2013	47.8	(0.7)	-1.4%
3/31/2014	48.0	(1.0)	-2.0%

6/30/2014	49.4	(1.3)	-2.6%

Year-to-Date Change in Days in Claims Payable (W)

	2014	FY 2013
DCP - beginning of period	47.8	48.5
Components of change in DCP:
Change in unprocessed claims inventories	0.9	0.1
Change in processed claims inventories	2.4	(0.4)
Change in pharmacy payment cutoff	—	0.1
Change in capitation/provider settlements	(1.3)	(0.3)
All other	(0.4)	(0.2)

DCP - end of period	49.4	47.8

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

2Q14 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A path-to-risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) from state-based contracts.
(G)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(H)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(I)	Military services revenues are generally not contracted on a per-member basis.
(J)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care insurance policies as well as services revenue.
(K)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(L)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(M)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(N)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(O)	The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.
(P)	Military services benefits payable primarily consists of IBNR related to the company’s veterans contracts.
(Q)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(R)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(S)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(T)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(U)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 94% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(V)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.
(W)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.